Exhibit 99.1

Tekmira Announces Completion of Underwritten Public Offering of Common Shares

FOR IMMEDIATE RELEASE:	March 25, 2015

Vancouver, B.C. — Tekmira Pharmaceuticals Corporation (Nasdaq: TKMR), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV), announced today that it has completed its previously announced underwritten public offering of 7.5 million common shares at a price of US$20.25 per share for aggregate gross proceeds of US$151.9 million before deducting underwriting discounts and commissions and other offering expenses. Tekmira also granted the underwriters a 30-day option to purchase up to an additional 1.125 million common shares, which, if exercised, would result in additional gross proceeds of US$22.8 million.

Tekmira anticipates using the net proceeds from this offering to develop and advance product candidates through clinical trials, as well as for working capital and general corporate purposes.

Leerink Partners LLC and RBC Capital Markets, LLC acted as the lead book-runners for the offering. Nomura acted as a book-runner for the offering. Co-managers for the offering were: JMP Securities, Wedbush PacGrow and Lazard Frères & Co.

The offering was made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission. No securities were offered, sold or delivered, directly or indirectly, in Canada or to any resident of Canada. A prospectus supplement relating to the offering was filed with the SEC. Copies of the prospectus supplement relating to these securities may also be obtained from: Leerink Partners LLC; Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or via telephone at (800) 808-7525, or by email at syndicate@leerink.com; or from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; phone: (877) 822-4089; email: equityprospectus@rbccm.com.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV, including suppressing HBV replication within liver cells, stimulating and reactivating the body’s immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence. Our portfolio of assets includes eight drug candidates for use in combination to develop a cure for HBV, and includes our product TKM-HBV currently in Phase 1 clinical studies.

We also have a pipeline of non-HBV assets in oncology, anti-viral and metabolic therapeutics that leverage our expertise in RNA interference (RNAi) therapeutics and leading Lipid Nanoparticle (LNP) technology. RNAi and LNP technology have the potential to generate new therapeutics that take advantage of the body’s own natural processes to silence disease causing genes, or more specifically, to eliminate specific gene-products, from the cell. We intend to maximize the value of our non-HBV assets in the clinic, namely: TKM-PLK1 for advanced gastrointestinal neuroendocrine tumors, adrenocortical carcinoma and hepatocellular carcinoma; and TKM-Ebola, and TKM-Ebola-Guinea for ebola virus disease; as well as our preclinical programs in metabolic disorders and filoviruses.

Tekmira is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.tekmira.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about a 30-day option to purchase additional common shares; additional gross proceeds; anticipated use of net proceeds; Tekmira’s strategy to develop a curative regimen for HBV; the potential of RNAi and LNP technology; and Tekmira’s intent to maximize the value of their non-HBV assets.

With respect to the forward-looking statements contained in this press release, Tekmira has made numerous assumptions regarding, among other things: stability of economic and market conditions; and the continued demand for Tekmira’s assets. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: Tekmira’s ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; Tekmira’s research and development capabilities and resources will not meet current or expected demand; Tekmira’s products may not prove to be effective in the treatment of cancer and infectious diseases; the possibility that other organizations have made advancements in RNAi delivery technology that Tekmira is not aware of; the FDA will not approve the commencement of Tekmira’s planned clinical trials or approve the use of Tekmira’s products and generally, difficulties or delays in the progress, timing and results of clinical trials; the FDA may determine that the design and planned analysis of Tekmira’s clinical trials do not adequately address the trial objectives in support of Tekmira’s regulatory submissions; pre-clinical and clinical trials may be more costly or take longer to complete than anticipated; pre-clinical or clinical trials may not generate results that warrant future development of the tested drug candidate; and the possibility that Tekmira has not sufficiently budgeted for expenditures necessary to carry out planned activities.

A more complete discussion of the risks and uncertainties facing Tekmira appears in Tekmira’s Annual Report on Form 10-K and Tekmira’s continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors

Julie P. Rezler

Director, Investor Relations

Phone: 604-419-3200

Email: jrezler@tekmira.com

Media

Please direct all media inquiries to media@tekmira.com